UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2018 (October 16, 2018)

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Exact name of Registrant as specified in its Charter)

Luxembourg	001-34354	98-0554932
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
40, avenue Monterey
L-2163 Luxembourg
Grand Duchy of Luxembourg
(Address of principal executive offices including zip code)

+352 2469 7900
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 16, 2018, Joseph A. Davila, who currently serves as President, Servicer Solutions, provided notice that he is resigning from his employment with Altisource S.à r.l. (“Altisource”), a subsidiary of Altisource Portfolio Solutions S.A. (together with its subsidiaries, the “Company”), effective December 14, 2018 (the “Separation Date”). Following Mr. Davila’s departure, it is anticipated that Marcello Mastioni, President, Real Estate Marketplace, will take over the leadership of the Company’s Servicer Solutions businesses in addition to continuing in his current role as the head of the Company’s Owners.com business.
In connection with Mr. Davila’s resignation, Altisource entered into a Separation Agreement with Mr. Davila on October 16, 2018 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Davila will receive, subject to the completion of a successful transition and other customary conditions: (i) a lump sum cash payment of €285,332, as severance, and (ii) a lump sum cash payment of $245,000 as annual incentive compensation for 2018, each payable within fourteen (14) days of the Separation Date. In addition, Altisource will pay for certain relocation expenses and tax preparation services and equalization benefits for tax years 2018 and 2019, if applicable.
The Separation Agreement further provides that, subject to the completion of a successful transition and other customary conditions, Mr. Davila will be entitled to (i) the accelerated vesting on or around the Separation Date of any service-based restricted shares and restricted stock units that were scheduled to vest prior to February 14, 2020 pursuant to applicable award agreements (with the remainder of the service-based restricted shares and restricted stock units to be forfeited effective February 14, 2019, provided that such unvested restricted shares and restricted stock units will be entitled to vesting or settlement in certain circumstances if a Change of Control/Restructuring Event were to occur prior to February 14, 2019) and (ii) the continued vesting of certain stock option awards, if applicable performance or market-based hurdles are met prior to or within a specified period after the Separation Date, as further detailed in the Separation Agreement. In addition, Mr. Davila will be entitled to retain and exercise all vested stock options for a period of six (6) months from the later to occur of the Separation Date or the date of vesting.
Pursuant to the Separation Agreement, Mr. Davila agrees to release all current or future claims against the Company. The Separation Agreement also contains a one-year non-competition covenant, two-year client and employee non-solicitation covenants as well as provisions concerning confidentiality, a provision for reasonable post-separation assistance to the Company and other customary terms and conditions.
Unless otherwise stated, capitalized terms used above without definition have the meanings set forth in the Separation Agreement.
The description of the Separation Agreement contained herein is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to our third quarter Form 10-Q.
Item 7.01 Regulation FD Disclosure.
On October 15, 2018, Altisource and New Residential Investment Corp. entered into an amendment (the “Amendment”) to the previously disclosed non-binding letter of intent dated August 28, 2017 to enter into a Services Agreement (as previously amended, the “Services LOI”), as the parties continue to negotiate the Services Agreement. The Amendment extends the term of the Services LOI through November 15, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2018

Altisource Portfolio Solutions S.A.

By:	/s/ Kevin J. Wilcox
Name:	Kevin J. Wilcox
Title:	Chief Administration and Risk Officer